UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)

AMERICAN COMMUNITY PROPERTIES TRUST
(Name of Issuer)

COMMON SHARE
(Title of Class of Securities)

                       02520N 10 6
(CUSIP Number)

                       December 31, 2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[X]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

_________________________	_________________________
CUSIP NO. 02520N 10 6	Page 2 of 7 Pages
_________________________	_________________________
__________	____________________________________________________________________________
1	NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
BESSSEMER INTERSTATE CORPORATION ("BESSEMER INTERSTATE")
58-1723972
__________	______________________________________________________________	______________
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [X]
__________	____________________________________________________________________________
3	SEC USE ONLY
__________	____________________________________________________________________________
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

____________________	_________	________________________________________________________
	5	SOLE VOTING POWER
261,104 shs.
NUMBER OF	_________	_________________________________________________________
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-
EACH	_________	_________________________________________________________
REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		261,104 shs.
	_________	_________________________________________________________
	8	SHARED DISPOSITIVE POWER
-0-
____________________	_________	_________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
261,104 shs.
__________	____________________________________________________________________________
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]
__________	____________________________________________________________________________
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.03%
__________	____________________________________________________________________________
12	TYPE OF REPORTING PERSON*
CO
__________	____________________________________________________________________________

*SEE INSTRUCTION BEFORE FILLING OUT!

_________________________	_________________________
CUSIP NO. 02520N 10 6	Page 3 of 7 Pages
_________________________	_________________________
__________	____________________________________________________________________________
1	NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
BESSSEMER SECURITIES CORPORATION ("BSC")
13-1542996
__________	________________________________________________________________	______________
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [X]
__________	____________________________________________________________________________
3	SEC USE ONLY
__________	____________________________________________________________________________
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

____________________	_________	________________________________________________________
	5	SOLE VOTING POWER
-0-
NUMBER OF	_________	_________________________________________________________
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		261,104 shs.*
EACH	_________	_________________________________________________________
REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		-0-
	_________	_________________________________________________________
	8	SHARED DISPOSITIVE POWER
261,104 shs.*
____________________	_________	_________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
261,104 shs.*
__________	____________________________________________________________________________
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]
__________	____________________________________________________________________________
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.03%
__________	____________________________________________________________________________
12	TYPE OF REPORTING PERSON*
CO
__________	____________________________________________________________________________

*The shares reported on this page are the same as those reported on page 2 because BSC is the parent of Bessemer Interstate.

*SEE INSTRUCTION BEFORE FILLING OUT!

_________________________	_________________________
CUSIP NO. 02520N 10 6	Page 4 of 7 Pages
_________________________	_________________________
__________	____________________________________________________________________________
1	NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
BESSSEMER SECURITIES LLC ("BSLLC")
13-3926991
__________	_________________________________________________________________	______________
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [X]
__________	____________________________________________________________________________
3	SEC USE ONLY
__________	____________________________________________________________________________
4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.

____________________	_________	________________________________________________________
	5	SOLE VOTING POWER
-0-
NUMBER OF	_________	_________________________________________________________
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		261,104 shs.*
EACH	_________	_________________________________________________________
REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		-0-
	_________	_________________________________________________________
	8	SHARED DISPOSITIVE POWER
261,104 shs.*
____________________	_________	_________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
261,104 shs.*
__________	____________________________________________________________________________
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[ ]
__________	____________________________________________________________________________
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.03%
__________	____________________________________________________________________________
12	TYPE OF REPORTING PERSON*
HC
__________	____________________________________________________________________________

*The shares reported on this page are the same as those reported on page 2 because BSLLC is the ultimate parent of Bessemer Interstate.

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)     Name of Issuer:

AMERICAN COMMUNITY PROPERTIES TRUST

(b)     Address of Issuer’s Principal Executive Office:

222 Smallwood Village Center St. Charles, Maryland 20602

Item 2.

(a),  (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:

        This statement is filed by Bessemer Interstate Corporation (“Bessemer Interstate”), a Delaware corporation having its principal office at 630 Fifth Avenue, New York, New York 10111. Bessemer Interstate’s principal business is holding an investment in American Community Properties Trust and related entities.

        This statement is also filed by Bessemer Securities LLC (“BSLLC”), a Delaware limited liability company, and Bessemer Securities Corporation (“BSC”), a Delaware corporation. Each of BSLLC and BSC has its principal office at 630 Fifth Avenue, New York, New York 10111. The principal business of each of BSLLC and BSC is making private investments. Bessemer Interstate is a wholly owned subsidiary of BSC, and BSC is a wholly owned subsidiary of BSLLC.

(d)     Title of Class of Securities:

Common Shares

(e)     CUSIP Number:

02520N 10 6

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.  Ownership as of December 31, 1999

        Items 5 through 9 of Pages 2 through 4 of this Statement are incorporated herein by reference.

        The shares beneficially held by Bessemer Interstate may be deemed to be beneficially owned by BSC and BSLLC by virtue of their direct and indirect ownership of Bessemer Interstate. Both BSC and BSLLC disclaim beneficial ownership of the shares held by Bessemer Interstate.

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See the answer to Item 2(a), (b) and (c).

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10.  Certification

Not applicable.

SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2003

BESSEMER INTERSTATE CORPORATION

By: /s/John G. MacDonald
John G. MacDonald
Vice President

BESSEMER SECURITIES CORPORATION

By: /s/Richard R. Davis
Richard R. Davis
Senior Vice President

BESSEMER SECURITIES LLC

By: /s/Richard R. Davis
Richard R. Davis
Senior Vice President